Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 30, 2023, with respect to the consolidated financial statements of OpGen, Inc. as of December 31, 2022 and 2021, and for the years then ended, which report is included in the Annual Report on Form 10-K of OpGen, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to OpGen, Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Tysons, Virginia

November 13, 2023